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                                                                      Exhibit 99
                                                                      ----------


              MILLENNIUM RECEIVES $130 MILLION IN LICENSE FEES AND
                   EQUITY PAYMENTS FROM ALLIANCE WITH BAYER AG

                  - HART SCOTT RODINO WAITING PERIOD EXPIRES -

CAMBRIDGE, MASS., NOVEMBER 11, 1998 -- Millennium Pharmaceuticals, Inc. (Nasdaq:
MLNM) announced today that it has received a payment of $130 million from Bayer AG, as a result of the expiration of the Hart Scott Rodino waiting period for review of a drug discovery alliance between the two companies. The payment represents an up-front license fee of $33.4 million and an equity investment of $96.6 million representing approximately a 14% interest in Millennium.

In September 1998, Millennium and Bayer announced the formation of a major new alliance, believed to be one of the largest to date, in the field of pharmaceutical drug discovery. Bayer will receive access to key technologies in modern genome research and a flow of new genomics-based targets for drug development over a five year period. Over the five-year term of the alliance, Bayer will provide funding to Millennium in a combination of license fees, annual research funding and performance fees which could total up to $335 million, in addition to the $130 million received today.

Millennium, a leading drug discovery and development company, employs large-scale genetics, genomics, high throughput screening and informatics in an integrated science and technology platform. This innovative drug discovery platform is applied across the entire healthcare sector, from gene identification through patient management, to accelerate and transform the discovery and development of proprietary therapeutic and diagnostic products and services. Headquartered in Cambridge, Massachusetts, Millennium and its affiliates currently employ more than 680 people.

Bayer is an international, research-based group with major businesses in health care, chemicals and imaging technologies. With more than 144,000 employees worldwide, the group recorded income before taxes of DM 5.1 billion on sales of DM 55 billion in 1997.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to vary from those indicated in such forward looking statements include uncertainties relating to the gene identification, drug discovery and clinical development process; changes in relationships with strategic partners and dependence on strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological change; uncertainties relating to patent protection; and uncertainties relating to Millennium's ability to obtain the substantial additional funds required for its progress. The factors that could affect the performance of Millennium are more fully described in fillings made by Millennium


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with the Securities and Exchange Commission including but not limited to factors set forth under the heading "Business Factors That May Affect Results" in the Annual Report on Form 10-K of Millennium for the year ended December 31, 1997 as filed on March 31, 1998.